EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Provides Preliminary Results of Commodity Derivatives For Fourth-Quarter and Full-Year 2016
TULSA, OK - January 30, 2017 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) announces preliminary results for its commodity derivatives for fourth-quarter and full-year 2016 and its basic and diluted weighted-average shares outstanding.
Commodity Derivatives Update
For the three months ended December 31, 2016, Laredo received approximately $35.0 million of net cash settlements on matured derivatives, net of deferred premiums paid. For the fourth quarter of 2016, the Company expects to report a loss on derivatives of approximately $43.6 million, reflecting both matured and new contracts and future market prices in the forward curves of oil, natural gas liquids and natural gas. For the 12 months ended December 31, 2016, Laredo received approximately $185.6 million of net cash settlements on matured derivatives, net of deferred premiums paid. For full-year 2016, the Company expects to report a loss on derivatives of approximately $87.4 million, reflecting both matured and new contracts and future market prices in the forward curves of oil, natural gas liquids and natural gas. Although management does not expect these numbers to change, they are preliminary and unaudited.
Laredo maintains a disciplined hedging program to reduce the variability in its anticipated cash flow due to fluctuations in commodity prices. At December 31, 2016, the Company had hedges in place for 2017 for 6,852,875 barrels of oil at a weighted-average floor price of $55.82 per barrel, representing approximately 70% of anticipated oil production in 2017. Approximately 80% of anticipated oil production in 2017 retains significant upside to an increase in the price of oil with those volumes either having a weighted-average ceiling price of $86.00 per barrel or no ceiling at all. Additionally, the Company had hedges in place for 27,056,500 million British thermal units ("MMBtu") of natural gas at a weighted-average floor price of $2.75 per MMBtu, 444,000 barrels of ethane at $11.24 per barrel and 375,000 barrels of propane at $22.26 per barrel.
Laredo records all derivatives on its balance sheet as either assets or liabilities measured at their estimated fair value. Laredo has not designated any derivatives as hedges for accounting purposes and Laredo does not enter into such instruments for speculative trading purposes. Gain (loss) on derivatives is reported under "Non-operating income (expense)" in Laredo's consolidated statement of operations.
Weighted-Average Shares Outstanding
For the three months ended December 31, 2016, basic and diluted weighted-average shares outstanding were approximately 238.047 million and 243.507 million, respectively. For the 12 months ended December 31, 2016, basic and diluted weighted-average shares outstanding were approximately 225.512 million and 228.676 million, respectively.
Fourth-Quarter and Full-Year 2016 Earnings Conference Call
As previously announced, Laredo plans to release fourth-quarter and full-year 2016 earnings on Wednesday, February 15, 2017 after the market close and the Company will host a conference call on Thursday, February 16, 2017 at 7:30 a.m. CT (8:30 a.m. ET) to discuss its fourth-quarter and full-year 2016 financial and operating results. Individuals who would like to participate on the call should dial 877.930.8286 (international dial-in 253.336.8309), using conference code 53302066 or listen to the call via the Company's website at www.laredopetro.com, under the tab for "Investor Relations." A telephonic replay will be available approximately two hours after the call on February 16, 2017 through Thursday, February 23, 2017. Participants may access this replay by dialing 855.859.2056, using conference code 53302066.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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